Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Inc. Announces Exchange Offer for its 2.875%
Convertible Senior Notes due February 15, 2015

INCLINE VILLAGE, NV, November 15, 2011 – PDL BioPharma, Inc. (PDL, the Company) (NASDAQ: PDLI) today announced it has commenced an offer to exchange up to $180,000,000 in aggregate principal amount of outstanding 2.875% Convertible Senior Notes due 2015 (Old Notes), for a like principal amount of new 2.875% Series 2011 Convertible Senior Notes due 2015 (New Notes), and a cash payment. Holders that exchange their Old Notes will receive a like principal amount of New Notes plus an exchange fee of $2.50 per $1,000 principal amount of their Old Notes validly tendered and accepted for exchange.

The terms of the New Notes will be substantially the same as the terms of the Old Notes, except that the New Notes will contain a "net share settlement feature" that will require PDL to settle the conversion value of the New Notes, determined over a 40-trading day measurement period after the conversion date, in cash and shares of PDL common stock, rather than exclusively in shares of PDL common stock as currently required by the Old Notes. Certain changes have been made to the settlement procedures and the anti-dilution provisions of the New Notes in order to accommodate the effects of this net share settlement feature and the conversion value measurement period. Also, clarifying language was added to the anti-dilution provisions in conformity with PDL's 3.75% Convertible Senior Notes due 2015, which also convert on a net share settlement basis. The New Notes also have restrictions on when they may be converted that did not apply to the conversion of the Old Notes. The offer is not contingent upon any minimum tender of Old Notes.

The exchange offer will expire at 5:00 p.m., New York City time, on December 13, 2011, unless extended or earlier terminated by PDL. Old Notes must be tendered on or prior to the expiration of the offer, and tendered Old Notes may be withdrawn at any time on or prior to the expiration of the offer. Validly withdrawn Old Notes will be returned to the holder in accordance with the terms of the offer. Following the expiration of the offer and subject to the terms of the offer, PDL will accept all Old Notes validly tendered and not validly withdrawn prior to the expiration of the offer and will issue the New Notes and pay the exchange fee promptly thereafter.

The information agent for the exchange offer is Georgeson, Inc. Holders of Old Notes who have questions or would like additional copies of the exchange offer documents may call the information agent, Georgeson Inc., at (866) 541-3547. Banks and brokers should call Georgeson at (212) 440-9800.

This description of the exchange offer is only a summary and is qualified in its entirety by all of the terms and conditions of the exchange offer set forth in the Offering Memorandum, Letter of Transmittal and other materials relating to the exchange offer, all as filed with the Securities and Exchange Commission. Neither PDL’s Board of Directors nor any other person makes any recommendation as to whether holders of Old Notes should choose to tender and exchange their Old Notes for New Notes, and no one has been authorized to make such a recommendation. The Company's has been advised by JMP Securities LLC in connection with this exchange offer.

The issuance of the New Notes will not be registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration thereunder.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	PDL's ability to protect its patent and other intellectual property rights through litigation or other means;
•	PDL's ability to acquire new patents and the cost thereof;
•	the validity and enforceability of PDL's supplementary protection certificates;
•
continued market acceptance of products sold by PDL's licensees upon which it receives royalties, approval of their licensed products that are in development and continued performance by our licensees of their obligations under their agreements with PDL;

•	the ability of PDL's licensees to maintain or obtain regulatory approvals;
•	changes in the third-party reimbursement environment;
•	expiration of PDL's existing patents;
•	the payment of dividends or distributions to PDL's stockholders;
•	failure to meet securities analyst or investor expectations;
•	delisting from the NASDAQ Global Select Market;
•	fluctuation in revenues and operating results;
•	fluctuations in foreign currency exchange rates;
•	PDL's ability to attract, retain and integrate key employees;
•	PDL's ability to collect under our indemnification rights from Abbott Biotherapeutics Corp. (fka Facet Biotech Corporation);
•	entry into acquisitions or other material royalty asset transactions that may not produce anticipated royalty revenues; and
•	errors in royalty payment calculations and other factors beyond PDL's control.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.